Exhibit 10.43

FIRST AMENDMENT TO WARRANT AGREEMENT 13-2006

This First Amendment to the Warrant Agreement (the “First Amendment”) is made and entered into effective as of January 24, 2008 (“ Effective Date ”) by and between the XsunX, Inc., a Colorado Corporation (" Company "), and Joseph Grimes , an individual (“ Optionee ”).  The Company and or the Optionee hereinafter may be referred to individually as a “ party ” and collectively as the “ parties ..”

RECITALS

A.           The Company and Optionee are parties to that certain Warrant Agreement #13-2006 effective June 20, 2006, as amended (“ Agreement ”), under which the Company provided Optionee with a grant of warrants to purchase common stock of the Company in accordance with the terms and conditions set forth therein.

B.           The Company and Optionee now wish to amend the Warrant Agreement as of the Effective Date in accordance with the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing Recitals, which are made a part of this Amendment, the mutual covenants, agreements, and representations contained in this Amendment, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

AGREEMENT
1. AMENDED TERMS.

1.1           Section 2.1.1(iii) Vesting Schedule of the Agreement which currently states:

“(iii)           One Hundred Forty Eight Thousand (148,000) Shares shall become exercisable upon the first sale or licensure of an XsunX, Inc. technology under the marketing plan.”

Is amended and replaced by the following language:

“(iii)           One Hundred Forty Eight Thousand (148,000) Shares shall become exercisable upon the performance by the Optionee in the presentation of suitable manufacturing facilities and facilities lease terms to the Company and approval of such facilities and lease terms by the Company Board of Directors.”

2. MISCELLANEOUS.

2.1.           Counterparts.  This First Amendment may be executed in two or more counterparts, each of which will be deemed to be an original copy of this First Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile signatures shall be effective as original signatures.

2.2.           Binding Effect.  This First Amendment shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

2.3.           Entire Agreement and No Oral Amendment.  This First Amendment constitutes the entire and exclusive agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous oral or written representations, understandings, or agreements relating thereto.  Without limiting the foregoing, the parties expressly affirm that each term and provision of the Agreement and remains unchanged except as specifically modified by the First Amendment.  This First Amendment may be modified, supplemented or changed only by an agreement in writing which makes specific reference to this First Amendment and which is signed by the parties.

IN WITNESS WHEREOF, the parties by their signatures hereto have caused this First Amendment to be effective as of the Effective Date.  The persons signing below warrant their authority to sign the First Amendment on behalf of the Company and Optionee, respectively.

XsunX, Inc.		Optionee

By:	/s/ Tom M. Djokovich	By:	/s/ Joseph Grimes
	Tom M. Djokovich, President		Joseph Grimes